Exhibit 99.1

Resource Acquisition Group, Inc. signs a letter of intent

with a major chain of bars and restaurants in Kazakhstan

LAS VEGAS, NV—March 11, 2011 – Resource Acquisition Group, Inc. (the “Company”) is pleased to announce that on March 9, 2011 it signed a letter of intent (the “LOI”) with TOO “Staut Restaurants Holding” (“Staut”). The LOI sets forth the intentions of the Company and Staut with respect to the proposed acquisition by the Company of 100% of the issued and outstanding voting stock of Staut in exchange for the Company’s stock. The proposed acquisition is subject to the terms of a definitive agreement to be entered into by the parties by August 31, 2011 and is contingent among others on a satisfactory outcome of the due diligence investigation of Staut, delivery by Staut of 2009 and 2010 audited financial statements prepared under the U.S. GAAP and required regulatory approval of the transaction.

About TOO “Staut Restaurants Holding”

TOO “Staut Restaurants Holding,” organized in 2008 as a limited liability company under the laws of Kazakhstan, is a leading chain of bars and restaurants in Kazakhstan with 15 restaurants and 10 bars located in Almaty, and 5 bars located in other regions of Kazakhstan occupying a total area of 18,000 square meters (approximately 190,000 square feet) and operating under three brand names, “Staut Beer Bar,” “Café’ Pinocchio,” and “Ultra S.” Staut’s restaurants and bars serve approximately 1.5 million customers annually.

Ms. Bayazit, CEO of the Company, commented, “We are excited about this tremendous opportunity to expand our business in the restaurant industry.  Staut is a strong company with experienced team that proved successful in expanding its business in Almaty and Astana, two major markets of Kazakhstan. We are confident that this acquisition will facilitate our growth and further solidify our position as a leading retailer in Kazakhstan and other potential markets.”   Details regarding the foregoing transaction are contained in the Company’s Current Report on Form 8-K that was filed with the U.S. Securities and Exchange Commission on March 11, 2011. The foregoing description of the terms of the proposed acquisition is qualified in its entirety by reference to the provisions of the LOI which is included as Exhibit 10.1 to such Current Report on Form 8-K.

About Resource Acquisition Group, Inc.

We are one of the leading supermarket chains in the Republic of Kazakhstan and we currently operate 35 stores under the “SM Market” brand name. Twenty-three of our supermarkets are located in Almaty, the largest city in Kazakhstan and its commercial center, while the remaining supermarkets are located in seven major districts throughout the country.  Our supermarkets sell a broad selection of merchandise including groceries, fresh food, alcoholic beverages and non-food items.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon the current plans, estimates and projections of Resource Acquisition’s management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Such statements include, among others, those concerning market and industry segment growth and demand and acceptance of new and existing products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in Kazakhstan, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in Kazakhstan, general economic conditions; geopolitical events and regulatory changes, availability of capital, the Company's ability to maintain its competitive position and dependence on key management.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

CONTACT: Resource Acquisition Group, Inc.
Soledad Bayazit, Chief Executive Officer
Email: sbayazit@american-retail-group.com